Exhibit 99.1
Contact:

Robert M. Rogers
Peapack-Gladstone Financial Corporation
T:  908-719-4302

Peapack-Gladstone Financial Corporation Reports Early Retirement
of Arthur F. Birmingham, its Chief Financial Officer

GLADSTONE, N.J.--(BUSINESS WIRE)—January 5, 2009—Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market:PGC) reported that Arthur F. Birmingham, its Chief Financial Officer, has decided to take early retirement for health reasons and to pursue other interests.

Frank A. Kissel, Chairman and Chief Executive Officer, stated, “We would like to thank Art for his many years of dedicated service, and we wish him all the best in the future.”

The Corporation today initiated a search to locate and hire a replacement for Mr. Birmingham.  Mr. Birmingham has agreed to remain in his position with the Corporation temporarily to accomplish a seamless transition.

Peapack-Gladstone Financial Corporation is a bank holding company with total assets of $1.39 billion as of November 30, 2008. Peapack-Gladstone Bank, its wholly owned community bank, was established in 1921, and has 23 branches in Somerset, Hunterdon, Morris, Middlesex and Union Counties. Its Trust Division, PGB Trust and Investments, operates at the Bank’s main office located at 190 Main Street in Gladstone and at its Morristown office located at 233 South Street. To learn more about Peapack-Gladstone Financial Corporation and its services please visit our web site at www.pgbank.com or call 908-234-0700.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as “expect”, “look”, “believe”, “anticipate”, “may”, or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, classification of securities to other-than-temporary impaired status, unanticipated costs in connection with new branch openings, deterioration of the economy, unexpected changes in interest rates, inability to manage growth in commercial loans, unexpected loan prepayment volume, unanticipated exposure to credit risks, insufficient allowance for loan losses, competition from other financial institutions, adverse effects of government regulation or different than anticipated effects from existing regulations, a decline in the levels of loan quality and origination volume and a decline in trust assets or deposits, and other unexpected events. Peapack-Gladstone assumes no obligation for updating any such forward-looking statements at any time.